FAIRCHILD INTERNATIONAL CORPORATION
595 Hornby Street, Suite 603
Vancouver, British Columbia V6C 1A4 Canada
604-646-5614

January 15, 2002

Praxis Pharmaceuticals Inc.
#100 - 856 Homer Street
Vancouver, BC V6B 2W5

Gentlemen:

This letter outlines our agreement pertaining to the Termination of License And Research & Development Agreement Dated the 28th day of February, 2001 (the "Termination Agreement"). In the Termination Agreement, Fairchild and Praxis had agreed that Praxis would retain those common shares of Fairchild issued to Praxis under the terms of the original license agreement; and that Praxis would pay to Fairchild 30% of Net Revenues from sales of the agents in the arthritis and topical treatment of dermal wrinkles to a maximum of $250,000 over the first three years of sales (the "Royalty Obligation").

Fairchild and Praxis now amend the Termination Agreement as follows:

1. Praxis shall be entitled to retain the common shares of Fairchild; however, the remaining shares (the "Shares") shall be placed in a voluntary pooling arrangement under which an amount shall be released every three months to Praxis. That amount shall be 1% of the total number of Fairchild's outstanding shares.

2. So long as Praxis pays Fairchild 66.6% of the proceeds from the sale of the Shares until US$175,000 has been paid, Fairchild shall deem that payment to be in full and complete satisfaction of the Royalty Obligation described above.

Please sign below to indicate your agreement and acceptance of this amendment to the Termination Agreement.

FAIRCHILD INTERNATIONAL CORPORATION

By: /s/ Robert Grace
_______________________________
Robert Grace, President

Agreed to and accepted this 15th day of January, 2002.
PRAXIS PHARMACEUTICALS INC.

By: /s/ Robert Smith
_______________________________
Robert Smith, Secretary